Exhibit (a)(1)(A)

COMPANY NOTICE TO
HOLDERS OF THE 4.00% EXCHANGEABLE SENIOR DEBENTURES DUE 2025
ISSUED BY

RECKSON OPERATING PARTNERSHIP, L.P.

Offer to Purchase for Cash Any and All of its Outstanding 4.00% Exchangeable Senior Debentures due 2025

CUSIP Number: 75621L AJ 3

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2010, AND WILL NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 26, 1999, among Reckson Operating Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (referred to as "we," "us," "our," "ROP" or the "Company"), Reckson Associates Realty Corp. and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of January 25, 2007, by and among the Company, Reckson Associates Realty Corp., the Trustee and SL Green Realty Corp., (the "Indenture"), governing the Company's 4.00% Exchangeable Senior Debentures due 2025 (the "Debentures"), that, at the option of the holders thereof (each, a "Holder"), the Debentures will be repurchased by the Company for a purchase price (the "Optional Repurchase Price"), in cash, equal to $1,000 per $1,000 principal amount at maturity of the Debentures on June 15, 2010 (the "Optional Repurchase Date"), upon the terms and subject to the conditions set forth in the Indenture, the Officers' Certificate dated June 27, 2005 related to the Debentures and the Debentures. The Optional Repurchase Date is an Interest Payment Date under the terms of the Debentures. Accordingly, interest accrued up to, but excluding, the Optional Repurchase Date will be paid to record holders as of the Interest Payment Record Date, as defined in the Debentures, and we expect that there will be no accrued and unpaid interest due as part of the Optional Repurchase Price. The right of a Holder to require the Company to purchase the Debentures, as described in this Company Notice and the related notice materials, as amended and supplemented from time to time, is referred to herein as the "Put Option." This Company Notice is being sent pursuant to Section 1301 of the Indenture, the Officers' Certificate related to the Debentures and the applicable provisions of the Debentures. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture, the Officers' Certificate related to the Debentures and the Debentures.

To exercise the Put Option for your Debentures, you must validly tender and not validly withdraw your Debentures prior to 5:00 p.m., New York City time, on Tuesday, June 8, 2010 (the "Expiration Date").  Debentures tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through The Depository Trust Company ("DTC") accounts and that there are no certificated Debentures in non-global form. Accordingly, any Holder desiring to tender Debentures must either (i) in the case of a beneficial owner who holds Debentures in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner or (ii) tender through DTC pursuant to DTC's Automated Tender Offer Program ("ATOP"). Delivery of the Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering the Debentures.

The Paying Agent and Trustee is The Bank of New York Mellon Trust Company, N.A. The address of the Paying Agent and Trustee is:

Registered & Certified Mail	Regular Mail or Courier	In Person by Hand Only
101 Barclay Street Floor 7 West New York, New York 10286 Attn: Evangeline Gonzales	101 Barclay Street Floor 7 West New York, New York 10286 Attn: Evangeline Gonzales	101 Barclay Street Floor 7 West New York, New York 10286 Attn: Evangeline Gonzales

Telephone: (212) 815-3738 Facsimile: (212) 298-1915

Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above. The date of this Company Notice is May 10, 2010

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS		ii
SUMMARY TERM SHEET		1
IMPORTANT INFORMATION CONCERNING THE PUT OPTION		5
1.	Information Concerning the Company	5
2.	Information Concerning the Debentures	5
3.	Procedures to Be Followed by Holders Electing to Exercise the Put Option	8
4.	Right of Withdrawal	13
5.	Payment for Debentures	13
6.	Debentures Acquired	14
7.	Certain United States Federal Income Tax Considerations	14
8.	Additional Information	18
9.	No Solicitations	20
10.	Definitions	20
11.	Conflicts	20

This Company Notice contains important information that Holders are urged to read before making any decision with respect to the Put Option.

The Put Option is being made to all Holders of Debentures. We are not aware of any jurisdiction in which the making of the Put Option is not in compliance with applicable law. In any jurisdiction in which the Put Option is required to be made by a licensed broker or dealer, it shall be deemed to be made by the Paying Agent on behalf of the Company. If we become aware of any jurisdiction in which the making of the Put Option would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Put Option will not be made to (nor will tenders of Debentures be accepted from or on behalf of) the owners of Debentures residing in such jurisdiction; provided, however, that any restriction on the acceptance of tenders of Debentures by owners in jurisdictions where the making of the Put Option would be prohibited by law will be limited to owners located in the United States.

None of the Company, its general partner, the officers and directors of the general partner or the Company's employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Debentures for which to exercise the Put Option.

This Company Notice has not been filed with or reviewed by any foreign, federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Company Notice. Any representation to the contrary is unlawful and may be a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Company Notice, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Paying Agent or the Trustee for the Debentures.

We and our affiliates, including our executive officers and general partner, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Debentures outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Company Notice and the documents incorporated by reference in this Company Notice regarding the Put Option, SL Green Realty Corp. and our businesses contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey office markets, business strategies, expansion and growth of our operations and similar matters. You can identify forward-looking statements by the use of forward-looking expressions such as "may," "will," "should," "expect," "believe," "anticipate," "estimate," "intend," "project," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, those listed under the sections entitled "Risk Factors" incorporated by reference herein, and the following:

•	the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular;

•	dependence upon certain geographic markets;

•	risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns;

•	risks relating to structured finance investments;

•	availability and creditworthiness of prospective tenants and borrowers;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

•	availability of capital (debt and equity);

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	our ability to comply with financial covenants in our debt instruments;

ii

•	SL Green Realty Corp.'s ability to maintain its status as a real estate investment trust, or REIT;

•	risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

•	the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants;

•	our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination;

•	changes in accounting principles and policies and guidelines applicable to REITs; and

•
legislative, environmental, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Except to the extent required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Company Notice and the documents incorporated by reference in this Company Notice might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

iii

SUMMARY TERM SHEET

We are providing this summary of the Put Option for your convenience.  It highlights certain material information in this Company Notice, but you should understand that it does not describe all of the details of the Company Notice to the same extent described elsewhere in this Company Notice.  The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Company Notice.  We urge you to read this Company Notice in its entirety because it contains the full details of the Put Option.

The Offeror
Reckson Operating Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal corporate offices located at 420 Lexington Avenue, New York, New York 10170. The Company's telephone number is (212) 594-2700.

The Debentures	The 4.00% Exchangeable Senior Debentures due 2025 issued by the Company. As of May 7, 2010, there was $81,381,000 in aggregate principal amount at maturity of the Debentures outstanding.

The Put Option
The Company is offering to repurchase for cash, at the option of the Holders, upon the terms and subject to the conditions set forth in this Company Notice, any and all of the Debentures, in compliance with the Indenture, the Officers' Certificate related to the Debentures and the applicable provisions of the Debentures.

Optional Repurchase Price
The Company will pay, in cash, a purchase price (the "Optional Repurchase Price") equal to $1,000 per $1,000 principal amount at maturity of the Debentures on June 15, 2010 (the "Optional Repurchase Date"), with respect to any and all Debentures which have been validly tendered and not validly withdrawn. The Optional Repurchase Price is based solely on the requirements of the Indenture, the Officers' Certificate related to the Debentures and the Debentures and bears no relationship to the market price of the Debentures.

Accrued Interest
The Optional Repurchase Date is an Interest Payment Date under the terms of the Debentures. Accordingly, interest accrued up to, but excluding, the Optional Repurchase Date will be paid to record holders as of the Interest Payment Record Date, as defined in the Debentures, and we expect that there will be no accrued and unpaid interest due as part of the Optional Repurchase Price.

Withdrawal Rights	Holders may withdraw Debentures previously tendered for purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To validly withdraw Debentures previously tendered for repurchase, you (or your broker, dealer, commercial bank, trust company or other nominee) must (i) comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date and (ii) give written notice of withdrawal delivered by mail, hand delivery or manually signed facsimile transmission, which notice must be received by the Paying Agent at its address set forth on the front cover of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date.

Expiration Date
The Put Option expires at 5:00 p.m., New York City time, on June 8, 2010 (the "Expiration Date"). The period that Holders have to exercise the Put Option will not be extended unless required by applicable law.

Payment
Promptly upon expiration of the Put Option, we will accept for payment all Debentures validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will deposit with DTC, prior to 10:00 a.m., New York City time, on the Optional Repurchase Date, the appropriate amount of cash required to pay the Optional Repurchase Price for those Debentures, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.  The Optional Repurchase Price for any Debentures as to which an Optional Repurchase Notice has been duly given will be paid on the Optional Repurchase Date.

Conditions to the Put Option
Provided that the Company's purchase of validly delivered Debentures is not unlawful under the laws of the United States or any state in the United States (with respect to tenders by U.S. Persons who hold the Debentures) and that no event of default under the Indenture has occurred and is continuing with respect to the Debentures (other than an event of default in the payment of the Optional Repurchase Price), the purchase will not be subject to any conditions. Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the receipt by the Holder of the Optional Repurchase Price therefor.

How to Tender Debentures
See "Important Information Concerning the Put Option—Procedures to be Followed by Holders Electing to Exercise the Put Option." For further information, call the Paying Agent, or consult your broker, dealer, commercial bank or trust company for assistance.

You may exercise the Put Option for all of your Debentures, a portion of your Debentures or none of your Debentures. If you wish to exercise the Put Option for a portion of your Debentures, however, you must exercise the Put Option for Debentures in a principal amount of $1,000 or an integral multiple thereof.

Untendered Debentures	Debentures not tendered before the expiration of the Put Option will not be purchased and will remain outstanding and continue to be subject to the existing terms of the Indenture and the Debentures.

Exchange Rights
If you do not exercise the Put Option, your exchange rights will not be affected. You will continue to have the same rights to exchange your Debentures for cash, and under certain circumstances shares of SL Green Realty Corp. common stock, subject to the terms, conditions and adjustments specified in the Indenture, the Officers' Certificate related to the Debentures and the Debentures.

Debentures which have been tendered by a Holder shall not be exchangeable in accordance with their terms, even if otherwise exchangeable, unless such Holder validly withdraws such tender prior to 5:00 p.m., New York City time, on the Expiration Date.

Certain United States Federal Income Tax Considerations
For a discussion of certain United States Federal income tax considerations applicable to Holders of Debentures participating in the Put Option, see "Certain United States Federal Income Tax Considerations."

Paying Agent
The Bank of New York Mellon Trust Company, N.A. is serving as the Paying Agent in connection with the Put Option. The Paying Agent's contact information appears on the front cover of this Company Notice.

Trustee	The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Debentures. The Trustee's contact information appears on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.           Information Concerning the Company.  Reckson Operating Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware ("ROP," the "Company," "we," "us" or "our"), is obligated to purchase its 4.00% Exchangeable Senior Debentures due 2025 (the "Debentures") that have been validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company is both the "filing person" and the "subject company."

  The Company commenced operations on June 2, 1995. Reckson Associates Realty Corp., ("RARC"), served as the sole general partner until November 15, 2007, at which time RARC withdrew, and Wyoming Acquisition GP LLC, ("WAGP"), succeeded it, as the sole general partner of ROP. WAGP is a wholly-owned subsidiary of SL Green Operating Partnership. L.P., ("SL Green OP"). The sole limited partner of ROP is SL Green OP, which is approximately 97.1% owned by SL Green Realty Corp. ("SL Green").  ROP is engaged in the ownership, management, operation and development of commercial real estate properties, principally office properties and also owns land for future development located in the New York City, Westchester and Connecticut, which collectively is also known as the New York Metro Area.

  We were formed as a limited partnership under the laws of the State of Delaware. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170. Our main telephone number at that address is (212) 594-2700. Our indirect parent entity, SL Green, maintains a website at www.slgreen.com. We have not incorporated by reference into this Company Notice the information included on or linked from SL Green's website, and you should not consider it to be a part of this Company Notice.

 2.           Information Concerning the Debentures. On June 27, 2005, we issued $250,000,000 in aggregate principal amount of the Debentures. Cash interest accrues on the Debentures at the rate of 4.00% per annum on the outstanding principal amount and is payable semi-annually on December 15 and June 15 of each year. The Debentures mature on June 15, 2025. As of May 7, 2010, there was $81,381,000 in aggregate principal amount of the Debentures outstanding.

  2.1           The Company's Obligation to Purchase the Debentures. Pursuant to the terms of the Debentures and the Indenture, we are obligated to purchase all of the Debentures validly tendered by Holders, at their option, and not validly withdrawn at a purchase price (the "Optional Repurchase Price") equal to $1,000 per $1,000 principal amount of the Debentures on June 15, 2010 (the "Optional Repurchase Date"). The Optional Repurchase Date is an Interest Payment Date under the terms of the Debentures. Accordingly, interest accrued up to, but excluding, the Optional Repurchase Date will be paid to record holders as of the Interest Payment Record Date, as defined in the Debentures, and we expect that there will be no accrued and unpaid interest due as part of the Optional Repurchase Price.

  The Put Option will expire at 5:00 p.m., New York City time, on June 8, 2010 (the "Expiration Date"). The period that Holders have to exercise the Put Option will not be extended unless required by applicable law. The Holders will also have the ability to require the Company to acquire the Debentures on each of June 15, 2015 and June 15, 2020 in accordance with the terms of the Indenture and the Debentures.

  2.2           Conditions of the Put Option. The purchase by the Company of validly delivered Debentures is not subject to any conditions other than (i) that no event of default under the Indenture has occurred and is continuing with respect to the Debentures (other than an event of default in the payment of the Optional Repurchase Price) and (ii) that the Company's purchase is not unlawful under the laws of the United States or any state in the United States (with respect to tenders by U.S. Persons who hold the Debentures). Delivery of the Debentures by book-entry transfer to the account maintained by the Trustee with DTC is a condition to the receipt by the Holder of the Optional Repurchase Price therefor.

  2.3           Optional Repurchase Price. Pursuant to the terms of the Indenture and the Debentures, the Optional Repurchase Price to be paid by the Company for the Debentures is equal to $1,000 per $1,000 principal amount at maturity of the Debentures. The Optional Repurchase Date is an Interest Payment Date under the terms of the Debentures. Accordingly, interest accrued up to, but excluding, the Optional Repurchase Date will be paid to record holders as of the Interest Payment Record Date, as defined in the Debentures, and we expect that there will be no accrued and unpaid interest due as part of the Optional Repurchase Price. The Optional Repurchase Price will be paid in cash with respect to any and all Debentures which have been validly tendered and not validly withdrawn. Debentures will be accepted for purchase only in principal amounts equal to $1,000 or integral multiples thereof.

  With respect to Debentures which have been validly tendered and not validly withdrawn, interest will cease to accrue on and after the Optional Repurchase Date, unless the Company defaults in making payment of the Optional Repurchase Price for such Debentures. Debentures not tendered or validly and timely withdrawn will continue to accrue interest.

  The Optional Repurchase Price is based solely on the requirements of the Indenture, the Officers' Certificate related to the Debentures and the Debentures and does not necessarily bear any relationship to the market price of the Debentures or SL Green's common stock. Thus, the Optional Repurchase Price may be significantly higher or lower than the current market price of the Debentures. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available and SL Green's common stock before making a decision as to whether to exercise the Put Option.

  None of the Company, its general partner, the officers and directors of the general partner, the Company's employees, the Paying Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder's Debentures and none of them has authorized any person to make any such recommendation. Each Holder must make its, his or her own decision as to whether to exercise the Put Option and, if so, the principal amount of Debentures for which to exercise the Put Option based on such Holder's assessment of the current market value of the Debentures and SL Green's common stock and other relevant factors.

  2.4           Exchange Rights of the Debentures. The Debentures are exchangeable into cash and/or shares of SL Green common stock in certain circumstances, subject to the terms, conditions and adjustments specified in the Indenture, the Officers' Certificate related to the Debentures and the Debentures.  Debentures which have been tendered by such Holder shall not be exchangeable in accordance with their terms, even if otherwise exchangeable, unless such Holder validly withdraws such Debentures prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 of this Company Notice and all other conditions for the exchange of the Debentures have been met.  Holders who do not exercise the Put Option will maintain the right to exchange their Debentures for cash and/or SL Green common stock, in certain circumstances, pursuant to the Indenture and the Debentures.

  2.5           Market for the Debentures and SL Green Common Stock. There is no established reporting system or market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of SL Green's common stock, our operating results and the market for similar securities.

  The Trustee has informed us that, as of the date of this Company Notice, all of the Debentures are held in global form through DTC. As of May 7, 2010, there was $81,381,000 in aggregate principal amount at maturity of the Debentures outstanding and DTC was the sole record holder of the Debentures.

  SL Green's common stock, into which the Debentures are exchangeable in certain circumstances, is listed on the NYSE under the symbol "SLG." The following table shows, for the periods indicated, the high and low sales prices per share of SL Green's common stock as reported by the NYSE.

	High	Low
2010:
Second Quarter (through May 7, 2010)	$66.44	$56.60
First Quarter	$59.16	$43.33

2009:
Fourth Quarter	$53.75	$36.19
Third Quarter	$47.63	$18.04
Second Quarter	$26.70	$10.68
First Quarter	$25.83	$8.69

2008:
Fourth Quarter	$84.78	$7.75
Third Quarter	$92.64	$57.47
Second Quarter	$101.07	$80.41
First Quarter	$99.48	$74.60

  On May 7, 2010, the closing sale price of SL Green common stock, as reported by the NYSE, was $59.25 per share. As of April 26, 2010, there were 77,943,957 shares of SL Green's common stock issued and outstanding.

  We urge you to obtain current market information for the Debentures, to the extent available, and SL Green common stock before making any decision whether to exercise or refrain from exercising the Put Option.

  2.6           Optional Redemption. We have the right to redeem the Debentures for cash, in whole or in part at any time or from time to time, on or after June 18, 2010 upon not less than 30 nor more than 60 days' prior written notice by mail to the registered Holders of the Debentures, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus unpaid interest, if any, accrued thereon to the Redemption Date.  However, pursuant to Rule 13e-4 under the Exchange Act neither we nor our affiliates may purchase any Debentures until ten business days after the applicable Expiration Date or other date of termination of the Put Option.

  2.7           Holder's Right to Require Repurchase Upon Change of Control. If a Change in Control (as defined in the Debentures) occurs at any time prior to June 15, 2010, a Holder of Debentures shall have the right to require us to repurchase all of its Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, for cash equal to 100% of the principal amount of the Debentures to be repurchased, plus unpaid interest, if any, accrued thereon to the Change in Control Purchase Date (as defined in the Debentures).

3.           Procedures to be Followed by Holders Electing to Exercise the Put Option. Holders will not be entitled to receive the Optional Repurchase Price for their Debentures unless they validly tender and do not validly withdraw the Debentures prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to deliver their Debentures for purchase. The Trustee has informed us that, as of the date of this Company Notice, DTC is the sole registered Holder of the Debentures and all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, any Holder desiring to tender Debentures must either (i) in the case of a beneficial owner who holds Debentures in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner or (ii) tender through DTC pursuant to ATOP.

  Holders may exercise the Put Option for some or all of their Debentures; however, if Holders wish to exercise the Put Option for a portion of their Debentures, they must exercise the Put Option for Debentures in a principal amount at maturity of $1,000 or an integral multiple thereof, and any unpurchased portion will be issued to the Holders in the form of Debentures in a principal amount at maturity of $1,000 or an integral multiple thereof.

  If Holders do not validly tender their Debentures prior to 5:00 p.m., New York City time, on the Expiration Date, or if they validly withdraw their Debentures prior to 5:00 p.m., New York City time, on the Expiration Date, their Debentures will not be purchased and will remain outstanding subject to the existing terms of the Indenture and the Debentures.

  You will not be required to pay any commission to us, DTC or the Trustee in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the tender of the Debentures.

  3.1           Method of Delivery for the Debentures. Because DTC is the sole registered Holder of the Debentures, all Debentures tendered for purchase must be delivered through DTC's ATOP. This Company Notice constitutes the Company Notice described in the Indenture and delivery of Debentures via ATOP will satisfy the tender notice requirements of the Indenture. Tender of Debentures is at the election and risk of the person tendering the Debentures.

  3.2           Agreement to be Bound. By tendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•
pursuant to the Put Option, such Debentures shall be purchased as of the Optional Repurchase Date pursuant to the terms and conditions specified in the Debentures, the Indenture and the Officers' Certificate related to the Debentures and the Debentures;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture and the Debentures;

•
upon the terms and subject to the conditions set forth in this Company Notice, the Indenture, the Officers' Certificate related to the Debentures and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all the Debentures tendered, (ii) waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates (and their respective directors, officers and employees) from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any exchange, redemption or defeasance of the Debentures and (iv) irrevocably constitutes and appoints the Trustee as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Trustee will have no rights to, or control over, funds from us, except as agent for us, for the Optional Repurchase Price of any tendered Debentures that are purchased by us), all in accordance with the terms set forth in this Company Notice;

•
such Holder represents and warrants that such Holder (i) owns the Debentures tendered and is entitled to tender such Debentures and (ii) has full power and authority to tender, sell, assign and transfer the Debentures tendered and that when such Debentures are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
such Holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Trustee or us to be necessary or desirable to complete the sale, assignment and transfer of the Debentures tendered;

•
such Holder understands that all Debentures validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Optional Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Officers' Certificate related to the Debentures, the Debentures, this Company Notice and the related notice materials, as amended and supplemented from time to time;

•
payment for Debentures purchased pursuant to the Company Notice will be made by deposit by us of the Optional Repurchase Price for such Debentures with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

•	tenders of Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures described below in "Right of Withdrawal";

•
all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the Holder and shall be binding upon the Holder's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and tender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Trustee, until receipt by the Trustee of any and all evidences of authority and any other required documents in form satisfactory to us;

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Debentures pursuant to the procedures described in this Company Notice and the form and validity of all documents will be determined by us in our sole discretion. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Debentures by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  Our interpretation of the terms and conditions of the Put Option will be final and binding, subject to applicable laws, and if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction; and

•
we will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. None of the Company, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

  3.3           Delivery of Debentures. For a Holder to validly tender Debentures pursuant to the Put Option, an Agent's Message (as defined below), and any other required documents must be received by the Trustee at its address set forth on the front cover page of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date.  In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, such Debentures must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Trustee, including an Agent's Message).  The term "Agent's Message" means a message, transmitted by DTC to and received by the Trustee and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Put Option as stated herein, including those set forth above under the caption "—Agreement to be Bound," and that we may enforce such terms of the Company Notice against such participant.

  If you are a beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Debentures pursuant to the Put Option, you should promptly instruct the registered holder of your Debentures to tender on your behalf.  Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Debentures by causing DTC to transfer the Debentures into the Trustee's account referred to below.

  By delivering an Agent's Message, a Holder or beneficial owner (whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) will be deemed to have irrevocably appointed the Trustee as its agent and attorney-in-fact (with full knowledge that the Trustee is also acting as an agent for us in connection with the Put Option) with respect to the Debentures, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this Company Notice), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Debentures, in accordance with the terms and conditions of the Company Notice.

  Book-Entry Transfer Procedures.  The Trustee will establish an account with respect to the Debentures at DTC for purposes of the Put Option within two business days after the date of this Company Notice.  Any financial institution that is a participant in DTC may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Paying Agent's account in accordance with DTC's procedures for such transfer.  This participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the Expiration Date.

  Although delivery of the Debentures may be effected under the Put Option through book-entry transfer into the Paying Agent's account at DTC, an Agent's Message and any other required documents must be transmitted to and received by the Paying Agent at its address set forth on the front cover page of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date in connection with the tender of such Debentures. Delivery of documents to DTC does not constitute delivery to the Paying Agent.

  Holders who are tendering by book-entry transfer to the Paying Agent's account at DTC may execute their tender through DTC's ATOP by transmitting their acceptance prior to 5:00 p.m., New York City time, on the Expiration Date to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry transfer of the Debentures into the Paying Agent's account at DTC and send an Agent's Message to the Paying Agent.  Delivery of the Agent's Message by DTC will satisfy the terms of the Put Option.

  You bear the risk of untimely submission of your Debentures. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

  Under no circumstances will Debentures accrue interest by reason of any delay in making payment to any person who delivers Debentures after the Optional Repurchase Date. If the Paying Agent holds, in accordance with the terms of the Indenture, sufficient cash to pay the Optional Repurchase Price for the Debentures on the Optional Repurchase Date, then, on and after such date, such Debentures will cease to be outstanding and interest on such Debentures will cease to accrue, and all rights (other than the right to receive the Optional Repurchase Price upon delivery of the Debentures) of the Holder of such Debentures will terminate.

4.           Right of Withdrawal. Debentures tendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal of a tender of Debentures to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at its address set forth on the front cover of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. In order to be valid, any such notice of withdrawal must specify (i) the principal amount of Debentures in respect of which the tender of Debentures is withdrawn; (ii) that the withdrawal notice complies with appropriate procedures of the Paying Agent with respect to all withdrawn Debentures in book-entry form and (iii) the principal amount of Debentures, if any, which remains subject to the tender. A validly withdrawn tender of Debentures may be re-tendered by following the procedures described in Section 3 above, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  You bear the risk of untimely withdrawal of previously tendered Debentures. If you wish to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

5.           Payment for Debentures. At or before 10:00 a.m., New York City time, on the Optional Repurchase Date, we will deposit with the Paying Agent the appropriate amount of cash required to pay the Optional Repurchase Price for the Debentures validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Debentures. DTC will thereafter distribute the cash in accordance with its procedures to its participants that have validly tendered their Debentures prior to or on the Optional Repurchase Date.

  If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Optional Repurchase Price of such Debentures on the Optional Repurchase Date, then, on and after such date, such Debentures shall cease to be Outstanding and interest on such Debentures shall cease to accrue, and all other rights of the Holder shall terminate (other than the right to receive the Optional Repurchase Price upon transfer of the Debentures).

  The total amount of funds required by us to purchase all of the Debentures is $81,381,000 (assuming the Put Option is validly exercised for all of the Debentures and all of the Debentures are validly delivered and accepted for payment). In the event the Put Option is exercised for any Debentures and any Debentures are validly delivered and accepted for payment, we intend to use cash on hand to purchase the Debentures. We do not have any plans to finance any of this purchase price for the Debentures, although certain portions of our cash on hand may be attributable to recent financing transactions undertaken by us and SL Green, including the preferred stock offering on January 20, 2010, of 5,400,000 shares of SL Green's 7.625% Series C Cumulative Redeemable Preferred Stock, which resulted in net proceeds of $122,600,000 and the recent notes offering on March 16, 2010, pursuant to Rule 144A under the Securities Act of $250,000,000 aggregate principal amount of 7.75% Senior Notes due 2020.

6.           Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

  Debentures not tendered and purchased through the Put Option will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the respective indentures and supplemental indentures governing the Debentures, will remain unchanged. No amendments to these documents are being sought. From time to time in the future, we may acquire Debentures that are not tendered in the Put Option through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we might choose to pursue in the future. Pursuant to Rule 13e-4 under the Exchange Act neither we nor our affiliates may purchase any Debentures until ten business days after the applicable Expiration Date or other date of termination of the Put Option.

7.           Certain United States Federal Income Tax Considerations.

 The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of Debentures if you exercise the Put Option.  This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the United States Internal Revenue Service ("IRS") would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of a Debenture that is a United States person. A United States person is a person that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust if either (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect to be treated as a United States person. The term "Non-U.S. Holder" means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular beneficial owners of the Debentures in light of their personal circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of beneficial owners of the Debentures subject to special treatment under the U.S. federal income tax laws such as banks, financial institutions, insurance companies, retirement plans, certain United States expatriates and former long-term residents of the United States, dealers or traders in securities or currencies, brokers, S corporations, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, tax-exempt organizations, individual retirement accounts or other tax-deferred accounts, persons holding the Debentures as part of a "straddle," "hedge," "wash sale," "constructive sale," "conversion transaction," or other integrated investment, U.S. Holders whose functional currency is not the U.S. dollar and Non-U.S. Holders, except as specifically described below. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the alternative minimum tax.

This discussion assumes that U.S. Holders and Non-U.S. Holders hold the Debentures as "capital assets" (as defined in Section 1221 of the Code). It also assumes that, as we expect, there will be no accrued and unpaid interest due as part of the Optional Repurchase Price.  This discussion is limited to the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders disposing of Debentures pursuant to the Put Option.

If a partnership (including for these purposes any other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Debentures, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.  Partnerships holding Debentures and partners in such partnerships should consult their own tax advisors as to the tax consequences of a disposition of Debentures pursuant to the Put Option, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

Beneficial owners of Debentures are advised to consult their own tax advisors as to the tax consequences of a disposition of Debentures pursuant to the Put Option, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

TO COMPLY WITH IRS CIRCULAR 230, BENEFICIAL OWNERS OF THE DEBENTURES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY SUCH BENEFICIAL OWNERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF THE DEBENTURES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tax Consequences to U.S. Holders

Sale of Debentures Pursuant to the Put Option

The receipt of cash for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder that receives cash in exchange for Debentures pursuant to the Put Option will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received for such Debentures and (ii) the U.S. Holder’s adjusted tax basis in the tendered Debentures.  A U.S. Holder's adjusted tax basis in a Debenture generally will equal the cost of such Debenture to such Holder, increased by any amounts of original issue discount accrued with respect to such Debenture by such Holder and by any amounts of market discount with respect to such Debenture that such Holder has elected to include in income, and decreased (but not below zero) by any amounts of amortizable bond premium with respect to such Debenture that such Holder has previously elected to use to offset interest.  Gain or loss will be calculated separately for each block of Debentures tendered by a U.S. Holder.  Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Debentures for more than one year.  The basis of Holders who have held the Debentures since prior to the merger of RARC with SL Green in January 2007 may have changed in connection with that merger.  Such Holders are urged to check with their tax advisors.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Debenture with "market discount."  Market discount is the amount by which the principal amount of the Debenture (or, in the case of a Debenture with original issue discount, the issue price of the Debenture as increased by all original issue discount accrued with respect to the Debenture before its acquisition) exceeded the U.S. Holder’s tax basis in the Debenture immediately after its acquisition, generally at a time other than the Debenture's original issuance.  A Debenture is considered to have no market discount if such excess is less than ¼ of 1% of the principal amount of the Debenture multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Debenture to its maturity date.  The gain recognized by the U.S. Holder of a Debenture with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder's acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), that sell their Debentures pursuant to the Put Option.

A U.S. Holder whose Debentures are tendered and accepted for payment pursuant to the Put Option may be subject to backup withholding (currently at a 28% rate) with respect to the cash proceeds from the sale of such Debentures unless such Holder (a) is a corporation or other exempt recipient and, when required, establishes this exemption or (b) provides its correct taxpayer identification number, certifies under penalties of perjury that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability, and may be refundable if such amounts exceed such liability,  provided the required information is timely furnished to the IRS. The information reporting requirements generally will apply regardless of whether backup withholding is required.

Tax Consequences to Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made to provide more than a brief summary of such rules. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and non-U.S. tax laws, as well as tax treaties, with regard to a sale of the Debentures pursuant to the Put Option.

Sale of Debentures Pursuant to the Put Option

      Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder upon the receipt of cash in exchange for a Debenture pursuant to the Put Option generally will not be subject to U.S. federal income or withholding tax so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the Debentures do not constitute "United States real property interests," or USRPIs, within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA").

FIRPTA.  It is not entirely clear under current law if the Debentures constitute USRPIs. We currently intend to take the position that the Debentures will not constitute USRPIs because we believe that SL Green will be a domestically-controlled qualified investment entity on the Optional Repurchase Date (and we believe that RARC was a domestically-controlled qualified investment entity on the date of its merger with SL Green) and that, therefore, the sale of SL Green common stock at such time would not be subject to taxation under FIRPTA.  SL Green will be a domestically-controlled qualified investment entity on the Optional Repurchase Date if at all times during the preceding five-year period it has been a REIT and less than 50% in value of the SL Green common stock has been held directly or indirectly by non-U.S. persons.  Because the SL Green common stock is publicly traded, however, no assurance can be given that SL Green is or will continue to be a domestically-controlled qualified investment entity.  Additionally, it is possible that the IRS could disagree with our position, in which case a Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA with respect to the Debentures sold pursuant to the Put Option and could be liable for interest and penalties if such Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

Although the law is not clear, we also believe that, regardless of the status of SL Green (or RARC) as a domestically-controlled qualified investment entity, because the shares of SL Green common stock are part of a class of stock that is regularly traded on an established securities market (as were the shares of RARC prior to its merger with SL Green), the Debentures will not constitute USRPIs in the hands of a Non-U.S. Holder unless such Non-U.S. Holder would be treated as having owned, under all applicable rules for direct, indirect and constructive ownership, more than five percent of the fair market value of the common stock of either RARC or SL Green during the five-year period preceding the Optional Repurchase Date.  It is not clear if the foregoing would apply, however, if the Debentures were themselves considered to be regularly traded on an established securities market.  In such case, it is possible that the foregoing would not apply and instead the Debentures would not constitute USRPIs in the hands of a Non-U.S. Holder unless such Non-U.S. Holder would be treated as having owned, under all applicable rules for direct, indirect and constructive ownership, more than five percent of the outstanding Debentures during the five-year period preceding the Optional Repurchase Date.

Non-U.S. Holders are urged to consult their tax advisors as to  whether the receipt of the Optional Repurchase Price in exchange for Debentures is exempt from U.S. federal income tax under FIRPTA.

Income Effectively Connected with a U.S. Trade or Business .  If gain realized by a Non-U.S. Holder on a sale of Debentures pursuant to the Put Option is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), such gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as a U.S. Holder (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax).

Information Reporting and Backup Withholding

The receipt of cash by a Non-U.S. Holder in exchange for a Debenture pursuant to the Put Option that occurs through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of cash to a Non-U.S. Holder through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder establishes an exemption. For this purpose, a "U.S.-related person" is:

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

Neither information reporting nor backup withholding will apply to a payment of cash to a Non-U.S. Holder through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT A TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF DEBENTURES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

8.           Additional Information. We and SL Green file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we or SL Green file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our and SL Green's SEC filings are also available at the SEC's website at http://www.sec.gov.

  We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

  The following documents of SL Green filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2009

Quarterly Report on Form 10-Q (File No. 1-13199)	Three months ended March 31, 2010

Current Reports on Form 8-K	January 14, 2010, January 20, 2010, March 11, 2010, March 16, 2010, April 2, 2010 and April 27, 2010

Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 29, 2010

  The following documents of the Company filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document	Period
Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2009

Current Reports on Form 8-K	March 11, 2010 and March 16, 2010

  All documents The Company and SL Green file with the SEC shall be deemed to be incorporated by reference in this Company Notice and to be a part hereof from the date of the filing or furnishing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Company Notice shall be deemed to be modified or superseded for purposes of this Company Notice to the extent any statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  In addition, this Company Notice constitutes a part of the Schedule TO filed by the Company with the SEC on May 10, 2010 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Company Notice. The Company will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO to incorporate by reference future periodic filings the Company or SL Green makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

  We will provide without charge to each person to whom a Company Notice is delivered, upon the written request of such person, a copy of any and all of the information incorporated by reference in this Company Notice (excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein). Requests should be directed to the Paying Agent at its address set forth on the front cover page of this Company Notice. The information contained or incorporated by reference in this Company Notice does not purport to be complete and should be read together with the information contained in the incorporated documents.

  No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Company Notice and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or the Paying Agent.  You should rely only on the information contained or incorporated by reference in this Company Notice or to which we have referred you.

9.           No Solicitations. We will not pay any fees or commissions to any broker, dealer or other person for making solicitations in connection with the Put Option.

10.         Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

11.         Conflicts. In the event of any conflict between this Company Notice and the accompanying materials on the one hand and the terms of the Indenture, the Debentures or any applicable laws on the other hand, the terms of the Indenture, the Debentures or applicable laws, as the case may be, will control.

  None of us, our general partner, the officers and directors of our general partner or our employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision as to whether to exercise the Put Option and, if so, the principal amount of Debentures for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

RECKSON OPERATING PARTNERSHIP, L.P.